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                                                                    EXHIBIT 99.1


NEWSRELEASE                                                     [WILLIAM'S LOGO]



NYSE: WMB                                          LEADING ENERGY SOLUTIONS(SM)

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DATE:             Dec. 17, 2002

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
CONTACT:            Brad Church                        Travis Campbell                    Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-3332                     (918) 573-2944                     (918) 573-3679
                    brad.church@williams.com           travis.campbell@williams.com       richard.george@williams.com
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                   WILLIAMS CHIEF FINANCIAL OFFICER TO RETIRE

         TULSA, Okla. -- Williams (NYSE:WMB) today announced that its chief financial officer Jack McCarthy, 59, will retire at year-end.

         McCarthy will provide the company with consulting services to assist in the transition of a few critical areas. He served the past 10 of his 16 years with Williams in the chief financial officer position.

         "Jack has made significant contributions to the company during his tenure and we wish him well in his retirement," said Steve Malcolm, chairman, president and chief executive officer. "We are taking steps to ensure a smooth transition of this important role in our company."

         Williams expects in the first quarter to name its new chief financial officer. The company's selection process will identify and evaluate candidates both within Williams and outside.

         The company's controller and chief accounting officer Gary Belitz will be the interim successor to McCarthy. Belitz, 53, will continue in his current role as well as serve as acting chief financial officer. He joined Williams in 1985 and has served 10 years in his current position.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.